Colombia Clean Power & Fuels

For Immediate Release (DRAFT  AUG 30 ) for release WED AUG 31

Colombia Clean Power & Fuels, Inc. Acquires Additional Metallurgical Coal Concessions and Permitted Mining Operation

SAN FRANCISCO, CALIFORNIA. August 31, 2011 – Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB), (the “Company” or “CCPF”) announced today that it has added over 3,400 acres in Colombian metallurgical coal properties through an acquisition of concessions from a private party. These properties are located near Ruku, and complement prior acquisitions the Company has made in the Santander district of Colombia.  With this acquisition, CCPF now controls over 28,900 acres in Colombia.

The agreement provides CCPF with a 70% working interest in the Ruku concessions, which include active metallurgical coal mining operations. The active operations currently produce approximately 10,000 tons of coal per year.

The purchase price of approximately $4 million includes an initial payment of $500,000 that was paid upon the signing of the agreement. The balance will be due in incremental payments to be made over the next three years with the exact amount to be based on the proven reserves as determined by the exploration program, among other conditions of the sale.

Carlos Soto, President of the Company’s Colombian subsidiary, stated, “This is an important transaction for our company, not only because it adds additional properties to our portfolio, but because we are also acquiring an operating, fully-permitted mine.  The acquisition of the Ruku concessions accelerates our plans to become a producer of metallurgical coal for the global market.  While we will continue to evaluate additional properties for acquisition, our near-term focus is to prove our reserves, while advancing additional production facilities into operation.”

About Colombia Clean Power & Fuels, Inc.

Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce both metallurgical coal and high-grade thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions.  Colombia is the world’s tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons (“MT”) of recoverable reserves and 17 billion MT of potential reserves.

The Company’s current operations are focused on metallurgical coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions acquired to date and others under consideration for acquisition by the Company.  The Company’s team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.

For more information, visit www.ColombiaCleanPower.com

This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Daniel Carlson
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.colombiacleanpower.com
SOURCE: Colombia Clean Power & Fuels, Inc.